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Fund                                        PRESS
American                                    RELEASE


                                            CONTACT: Terry Baxter
                                            603-640-2229





                               FUND AMERICAN CFO RESIGNS


HANOVER, New Hampshire, October 15, 1997 - Allan L. Waters has resigned as Fund American's Chief Financial Officer citing a desire to spend more time with his family. Waters has been CFO since 1993.

Fund American CEO Tom Kemp said, "We appreciate Allan's many contributions and wish him well." The company is reviewing candidates for Waters' replacement.

Fund American is listed on the New York Stock under the symbol FFC.












                       Fund American Enterprises Holdings, Inc.
                                 80 South Main Street
                                Hanover, New Hampshire
                                    (603)-640-2229
                                 (603) 643-4562 (FAX)